UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 29, 2018

Argos Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35443	56-2110007
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4233 Technology Drive Durham, North Carolina 27704
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (919) 287-6300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.03.	Bankruptcy or Receivership.

On November 30, 2018, after considering all strategic alternatives, Argos Therapeutics, Inc., a Delaware corporation (the "Company"), filed a voluntary petition (the “Voluntary Petition”) for relief under the provisions of chapter 11 of title 11 of the United States Code (the “Code”) in the United States Bankruptcy Court for the District of Delaware (the “Court”). The bankruptcy case is being administered under the caption In re Argos Therapeutics, Inc. (Case No. 18-12714). In connection with this chapter 11 filing, the Company has appointed Matthew Foster as the Company’s Chief Restructuring Officer, effective as of November 30, 2018, and has engaged Mr. Foster’s firm, Sonoran Capital, to provide services to the Company in connection with its chapter 11 case. The Company intends to continue to operate its business at a reduced level as a “debtor-in-possession” under the jurisdiction of the Court and in accordance with the applicable provisions of the Code and orders of the Court. The Company expects that the chapter 11 filing will result in, among other things, the cancellation or extinguishment of all outstanding shares of the Company’s capital stock without any payment or other distribution on account of those shares.

In connection with the chapter 11 filing, the Company entered into on November 30, 2018 an asset purchase agreement with Cellscript, LLC and Immune and Cell Therapies, LLC, as purchasers (collectively, “Cellscript”) pursuant to which Cellscript has agreed to purchase substantially all of the non-cash assets of the Company for approximately $1.675 million in cash, together with the payment of specified costs, assumption of the Company’s facilities lease and specified licenses, and the waiver and/or transfer by Cellscript of a claim of $2.0 million for amounts due under the December 22, 2015 agreement between Cellscript and the Company. The sale of assets to Cellscript is subject to review and approval of the Court, compliance with agreed upon and Court-approved bidding procedures allowing for the submission of higher and better offers, and other agreed-upon conditions.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In connection with the chapter 11 filing, on November 30, 2018, the Company terminated the employment of Jeffrey D. Abbey, President and Chief Executive Officer of the Company, Richard D. Katz, Chief Financial Officer of the Company and Charles Nicolette, Chief Scientific Officer and Vice President of Research and Development of the Company. Each of Mr. Abbey and Drs. Katz and Nicolette will remain available as consultants to the Company pursuant to consulting agreements previously entered into on August 29, 2018, which consulting agreements were previously filed as exhibits to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2018. Mr. Abbey will also continue to serve as a director of the Company.

In addition, on November 29, 2018 and following approval of the chapter 11 filing and related actions, Hubert Birner, Robert F. Carey and Irackly Mtibelishvily resigned from the Board of Directors (the “Board”) of the Company, effective as of the filing of the Voluntary Petition with the Court. At the time of resignation, Dr. Birner was a member of the Audit Committee and Nominating and Corporate Governance Committee of the Board, Mr. Carey was a member of the Audit Committee and the Compensation Committee of the Board and Mr. Mtibelishvily was a member of the Nominating and Corporate Governance Committee of the Board. The resignations are not the result of any disagreement with the Company regarding the Company’s operations, policies or practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGOS THERAPEUTICS, INC.

By:	/s/ Matthew Foster
Name:	Matthew Foster
Title:	Chief Restructuring Officer

DATED: December 3, 2018